Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-4

SoundHound AI, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001	(1)	Other	5,092,132	$	$22,139,700.10	0.0001381	$3,057.50

Total Offering Amounts:							$22,139,700.10		3,057.50
Total Fees Previously Paid:
Total Fee Offsets:
Net Fee Due:									$3,057.50

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Offering Note(s)

(1)	Represents the estimated number of shares of common stock, par value $0.0001 per share (“SoundHound common stock”), of SoundHound AI, Inc. (the “Registrant”) expected to be issued or issuable upon completion of the merger (the “Merger”) and other transactions as contemplated by the Agreement and Plan of Merger, dated as of April 21, 2026 (as it may be amended from time to time, the “Merger Agreement”), by and among the Registrant, Lightspeed Merger Sub, Inc., an indirect wholly owned subsidiary of the Registrant, and LivePerson, Inc. (“LivePerson”), and is equal to the product of (a) the Per Share Merger Consideration in the Merger Agreement of 0.391 shares of SoundHound common stock, calculated using the price of SoundHound common stock on May 15, 2026 and subject to downward adjustment, and (b) 13,023,353 shares of LivePerson common stock, par value $0.001 per share (“LivePerson common stock”), which is the sum of (i) 12,228,430 shares of LivePerson common stock issued and outstanding as of May 15, 2026, (ii) 175,378 shares of LivePerson common stock issuable upon exercise of LivePerson options outstanding as of May 15, 2026, (iii) 619,545 shares of LivePerson common stock issuable upon conversion of LivePerson restricted stock units outstanding as of May 15, 2026, assuming the Merger will close by the end of 2026. In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any securities that may be from time to time be offered or issued resulting from forward or reverse stock splits, stock dividends or similar transactions. The LivePerson options and LivePerson restricted stock units are entitled to receive the Per Share Merger Consideration as described in the proxy statement/prospectus in the section entitled “The Merger Agreement—Treatment of LivePerson Equity Awards in the Merger.”

Calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act, solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act. Such amount equals the product of (a) $1.70, the average of the high and the low prices per share of LivePerson common stock, as reported on the New York Stock Exchange on May 20, 2026, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (b) 13,023,353, which is the estimated maximum number of shares of LivePerson common stock, as calculated in accordance with footnote (1) above, to be exchanged for shares of SoundHound common stock upon completion of the transactions contemplated by the Merger Agreement.